SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	January 30, 2017

AMERICAN ELECTRIC POWER COMPANY, INC.
(Exact Name of Registrant as Specified in Its Charter)

1-3525	New York	13-4922640
(Commission File Number)	(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

1 Riverside Plaza, Columbus, OH	43215
(Address of Principal Executive Offices)	(Zip Code)

614-716-1000
(Registrant’s Telephone Number, Including Area Code)

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01    Completion of Acquisition or Disposition of Assets

On January 30, 2017, AEP Generation Resources Inc. (“AGR”) and AEP Generating Company (“AEG”), subsidiaries of American Electric Power Company, Inc. (the “Company”), completed the sale of Darby, Gavin, Lawrenceburg and Waterford Plants (“Disposition Plants”) totaling nearly 5,200 MWs of competitive generation to Lightstone Generation LLC, formerly known as Burgundy Power LLC, a joint venture comprised of affiliates of The Blackstone Group and ArcLight Capital Partners LLC, for approximately $2.1 billion in cash.  The sale was consummated pursuant to that Purchase and Sale Agreement by and among AGR, AEG and Burgundy Power LLC dated as of September 13, 2016. The Disposition Plants are located in the region served by the PJM Interconnection.

The net proceeds from the transaction are approximately $1.2 billion in cash after taxes, repayment of debt associated with these assets and transaction fees. The Company estimates an after tax gain of approximately $130 million from the sale.

Item 9.01    Financial Statements and Exhibits

(b) Pro Forma Financial Information:

The following unaudited financial statements reflect the pro forma impact of the sale of the Disposition Plants described above. The unaudited pro forma balance sheet as of September 30, 2016 depicts the impact of the sale of the Disposition Plants as if it had occurred on September 30, 2016. The unaudited pro forma statements of income for the nine months ended September 30, 2016 and the year ended December 31, 2015 depict the pro forma impact of the sale of the Disposition Plants as if the transaction had occurred on January 1, 2015. The unaudited pro forma financial statements have been prepared for comparative purposes only and do not purport to be indicative of future results of operations or financial condition.

(c) Exhibits:

Exhibit Number	Title

99.1	Unaudited pro forma condensed consolidated financial statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN ELECTRIC POWER COMPANY, INC.

By:	/s/ Thomas G. Berkemeyer
Name:	Thomas G. Berkemeyer
Title	Assistant Secretary

February 3, 2017